UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2021

DUCOMMUN INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-08174	95-0693330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Sandpointe Avenue, Suite 700, Santa Ana, California	92707-5759
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (657) 335-3665

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	DCO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 16, 2021, Ducommun Aerostructures, Inc. (the “Seller”), a wholly-owned subsidiary of Ducommun Incorporated (the “Company”) entered into an Agreement of Purchase and Sale and Agreement to Enter into Lease (the “Purchase Agreement”) by and among the Seller and an affiliate of CenterPoint Properties (the “Buyer”) for the sale and leaseback (the “Sale-Leaseback Transaction”) of its industrial property located in Carson, California, which is redistricted and included as part of the city of Gardena, California (the “Property”). Concurrent with the entry into, and pursuant to the terms of, the Purchase Agreement, on December 16, 2021, the Seller sold the Property to the Buyer for an aggregate cash purchase price of approximately $143 million. The Sale-Leaseback Transaction generated approximately $110 million in net after-tax cash proceeds, which the Company intends to use for strategic acquisitions, debt repayment and general corporate purposes.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 8.01	Other Events.

In connection with the closing of the Sale-Leaseback Transaction, on December 16, 2021, the Seller entered into an Industrial Building Lease Agreement (the “Lease Agreement”) with the Buyer, pursuant to which, among other things, the Seller agreed to lease the Property from the Buyer, on a triple-net basis, for a five-year term commencing on December 16, 2021, unless earlier terminated. The initial lease term may be extended at Seller’s option for up to three (3) five-year renewal terms in accordance with the terms of the Lease Agreement. Under the terms of the Lease Agreement, the Seller’s financial obligations include an aggregate base monthly rent for the Property beginning at approximately $307 thousand per month, which rent will increase by three percent (3%) each year of the initial term. Rent during any renewal term is 95% of fair market value subject to three percent (3%) annual increases. The Seller is also responsible for all costs and expenses related to the operation, use, occupancy and management of the leased Property, including but not limited to taxes, insurance, maintenance, repairs and replacements, and other expenses, such as utilities. The Lease Agreement contains certain representations, warranties, covenants, obligations, conditions, indemnification obligations and termination provisions which are customary for leases made on a commercial triple-net basis.

Forward-Looking Statements

This Current Report on Form 8-K, including Exhibit 99.1 hereto, includes “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability under the Private Securities Litigation Reform Act. Forward-looking statements may be preceded by, followed by or include the words “could,” “may,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “intend,” or similar expressions. All statements other than statements of historical fact, including, without limitation, statements with respect to the anticipated use of the net proceeds of the Sale-Leaseback Transaction and the anticipated effects of the Sale-Leaseback Transaction are forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and its financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including the occurrence of any event, change, or other circumstances that could give rise to those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this Current Report, December 16, 2021, or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov).

On December 20, 2021, the Company issued a press release announcing the completion of the Sale-Leaseback Transaction, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

2.1	Agreement of Purchase and Sale and Agreement to Enter into Lease dated as of December 16, 2021 by and among Ducommun Aerostructures, Inc. and Centerpoint 268 Gardena LLC.

99.1	Ducommun Incorporated press release issued on December 20, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUCOMMUN INCORPORATED (Registrant)

Date: December 20, 2021	By:	/s/ Christopher D. Wampler
Christopher D. Wampler
Vice President, Chief Financial Officer, Controller and Treasurer